SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 11, 2019

EVO Payments, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-38504	82-1304484
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

Ten Glenlake Parkway, South Tower, Suite 950 Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (516) 479-9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EVOP	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On November 11, 2019, EVO Payments, Inc. (the “Company”) announced that Thomas E. Panther will succeed Kevin M. Hodges as Executive Vice President and Chief Financial Officer, effective November 18, 2019 (the “Effective Date”).

Mr. Panther, age 50, joins the Company after working at SunTrust Banks, Inc. from October 2000 to November 2019, where he served in numerous leadership roles including as Chief Accounting Officer, Corporate Controller, Director of Corporate Finance, and Head of Capital Planning and Analysis.  Prior to joining SunTrust, Mr. Panther was a Senior Audit Manager at Arthur Andersen LLP for nine years.  Mr. Panther is a certified public accountant and earned his bachelor’s degree from the University of Richmond.

There are no arrangements or understandings between Mr. Panther and any person pursuant to which he was appointed as an executive officer of the Company. Mr. Panther does not have a family relationship with any of the executive officers or directors of the Company. There are no transactions in which Mr. Panther had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On the Effective Date, Mr. Hodges will transition to an operational leadership role at the Company, initially directing strategic integration projects.

Description of Employment Agreement with Mr. Panther

The Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Panther. Under the Employment Agreement, he will receive an annual base salary of $375,000 and will have a target bonus opportunity of 75% of his base salary. Beginning in 2020, Mr. Panther will be eligible to receive annual equity awards at the discretion of the compensation committee of the Company’s board of directors in accordance with the Company’s plans and programs for senior executives of the Company.

In connection with his appointment as Chief Financial Officer, the Company will grant a sign-on equity award to Mr. Panther on the Effective Date. The sign-on equity award will consist of (i) restricted stock units with a grant date fair value of $750,000 and (ii) non-qualified stock options with a grant date fair value of $750,000. The restricted stock units and stock options will vest on a four-year vesting schedule, with one-fourth of the restricted stock units and stock options vesting on each of the first four anniversaries of the grant date.

If Mr. Panther’s employment is terminated by the Company without “Cause” or by Mr. Panther for “Good Reason” (as such terms are defined in the Employment Agreement), then he would be entitled to receive: (i)  an amount equal to two times (2x) his base salary, paid in equal monthly installments over 12 months following the termination date, and (ii) a one-time payment in an amount equal to $50,000, which amount approximates the cost of twelve (12) months of coverage under the Company’s executive health plan, payable in a lump sum following the termination date.

In the event of Mr. Panther’s death or Disability (as such term is defined in the Employment Agreement), his beneficiary or estate would be entitled to receive all compensation and benefits which would otherwise be payable to him up to the end of the month in which the termination of employment because of death or Disability occurred.

The Employment Agreement also contains, among other things, covenants imposing certain obligations on Mr. Panther with respect to confidentiality and proprietary information and restricting his ability to engage in certain activities in competition with the Company or solicit employees and/or customers or suppliers of the Company during his employment and for specified periods after termination.

The foregoing summary is qualified in its entirety by the complete text of the Employment Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

In addition, Mr. Panther also entered into the Company’s standard indemnification agreement for executive officers and directors, a copy of which was filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2019.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing Mr. Panther’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press release dated November 11, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVO Payments, Inc.

	By:	/s/ Steven J. de Groot
		Name:	Steven J. de Groot
Date: November 12, 2019		Title:	Executive Vice President, General Counsel and Secretary